I0401 CLAYTON ROAD	PATRICK R. GIDEON
FRONTENAC, MO 63131	Chairman
TEL: 314.569.7200
FAX: 314.569.7300
reliancebancshares.com

February 25, 2012

Board of Directors
Reliance Bancshares, Inc.
10401 Clayton Road
Frontenac, MO 63131

Dear Gentlemen,

At your express request, this letter shall serve as my resignation as the non-executive chairman of the Board and as a member of the Board of Directors of Reliance Bancshares, Inc. (Reliance).

As you are all aware, selected members of the Board solicited Tom Brouster to perform consulting services. You have represented to me that my resignation(s) were stipulated as an express condition of Brouster's engagement. A majority of the Board voted to enter into the consulting agreement. I voted no.

By accepting the Brouster consulting agreement, the Board places the destiny of the company in the hands of a person with no historical, vested interest. Should Brouster elect to invest, the terms and conditions are completely unknown, and the shareholders could have minimal, to no options, or any contractual rights from which to negotiate better terms.

I believe that entering into the Brouster consulting agreement is not in the best interest of the shareholders. Brouster wanted me out of his way. My presence was threatening to him, and to other members of the Board and management with whom my style of management and oversight conflicted. With my resignation, you no longer have anyone with practical banking experience on the Board, and that is not prudent.

Sincerely,
Patrick R. Gideon
PRG:tap